Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SAN DIEGO, WASHINGTON, D.C.

DENVER, NORTHERN VIRGINIA,

ORANGE COUNTY, SACRAMENTO,

WALNUT CREEK, CENTURY CITY

TOKYO, LONDON, BEIJING,

SHANGHAI, HONG KONG,

SINGAPORE, BRUSSELS

May 8, 2007

JMP Group Inc.

600 Montgomery Street, suite 1100

San Francisco, California 94111

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to JMP Group Inc., a Delaware corporation (the “Company”), in connection with the registration of 9,224,513 shares of the Company’s Common Stock, par value $0.001 per share, pursuant to a Registration Statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offering and sale by the Company of 6,000,000 shares, and, if exercised, the offering and sale by the Company of 1,203,197 shares subject to an over-allotment option (collectively, the "Primary Shares"), and the offering and sale by the Selling Stockholders identified in such Registration Statement of 2,021,316 shares (the “Secondary Shares”). Of the Secondary Shares, 120,218 shares are issued and outstanding as of the date hereof, and 1,901,098 shares will be issued in connection with the Corporate Reorganization disclosed in the Registration Statement.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1.	The Primary Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

2.	Of the Secondary Shares, 120,218 shares have been duly and validly authorized and are validly issued, fully paid and nonassessable.

3.	Of the Secondary Shares, 1,901,098 shares have been duly and validly authorized, and when issued and delivered by the Company to the Selling Shareholders in connection with the Corporate Reorganization discussed in the Registration Statement (and when subsequently delivered to the to the Underwriters in accordance with the terms of the Underwriting Agreement), will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP